Exhibit 99.1




FOR IMMEDIATE RELEASE

               HOME PROPERTIES REPORTS FIRST QUARTER 2001 RESULTS

ROCHESTER, NY, April 27, 2001/PRNewswire/ -- Home Properties (NYSE:HME) today released financial results for the first quarter of 2001.

For the quarter ended March 31, 2001, Funds From Operations (FFO) was $26,953,000, or $.60 per share, compared with $25,407,000, or $.68 per share, for the quarter ended March 31, 2000. These results were in line with lowered Company and analysts' consensus estimates for the quarter and equate to a 6% increase in total FFO over the comparable prior-year period, or a 12% decrease on a per-share basis. FFO, a primary earnings measure for equity REITs, has been calculated in conformance with NAREIT guidelines. (Note that reported results reflect "diluted" FFO per share.)

First Quarter Operating Results

For the first quarter of 2001, same-property comparisons (for 125 "Core" properties containing 33,657 apartment units owned since January 1, 2000) reflected an increase in rental revenues of 6.7%, total revenues of 7.0%, and a net operating income increase of 0.5% over the first quarter of 2000. Property level operating expenses increased by 15.1%, primarily due to increases in natural gas utility expenses, personnel expense, property insurance, and snow removal costs. Average economic occupancy for the Core properties was 94.3% during the first quarter of 2001, up from 93.8% during the first quarter of 2000, with average monthly rental rates increasing 6.2% to $746.

Occupancies for the 5,560 apartment units acquired between January 1, 2000, and March 31, 2001 (the "Recently Acquired Communities") averaged 93.4% during the first quarter of 2001, at average monthly rents of $846.

The yield on the Recently Acquired Communities during the first quarter of 2001 averaged 9.6% on an annualized basis (calculated as the net operating income from the properties, less an allowance for general and administrative expenses equal to 3% of revenues, all divided by the acquisition costs plus capital improvement expenditures in excess of normalized levels).

Interest and Dividend Income

Interest and dividend income decreased $449,000 during the first quarter of 2001, resulting from decreased levels of financing to affiliates.

Development and Management Activities

"Other Income" reflects the net contribution from management and development activities after allocating certain overhead and interest expenses. The Company closed on the sale of its affordable housing development operations on the last day of 2000 for $6.7 million. Compared with the first quarter of last year, management fee revenues increased 7% to $1,299,000 (including management revenues recognized by both the Company and its management equity affiliates). Development fee income was reduced from $1,761,000 in 2000 to zero in 2001, partially offset by decreased general and administrative costs of $1,198,000. To comply with provisions of the REIT Modernization Act, effective March 1, 2001, the Company recapitalized its management subsidiary by contributing $23.7 million of loans to affiliated partnerships. This will effectively shift a significant amount of interest income to the Other Income category, as the Company will record its share of interest income through its equity earnings of affiliates.

Acquisitions and Dispositions

On March 30, 2001, the Company acquired the 176-unit Woodholme Manor apartment community located in suburban Baltimore, Maryland, at an average of $33,000 per apartment unit. The purchase price of $5.8 million included $2.5 million of Operating Partnership Units ("OP Units") in Home Properties (valued at $30.00 per unit) and $3.3 million of cash on hand. Management expects the property to generate a 9.6% initial unleveraged return on acquisition and capital improvement costs, with a return exceeding 10% by the second year (after allocating 3% of rental revenues for management and overhead expenses and before normalized capital expenditures of approximately $400 per unit annually).

The Company is proceeding with its plan to strategically dispose of $100 million to $200 million of properties in its portfolio. The response from private buyers has been positive, attributable to the availability of high loan to value and low interest rate financing. The anticipated average cap rate is projected to be approximately 9% (before a reserve for capital expenditures), exceeding Management's expectations when initially announcing this sale/reinvestment program. The first closing is expected to occur at the end of the second quarter or early in the third quarter.

Capital Markets Activities

During the first quarter of 2001, the Company issued OP Units valued at $2.5 million in connection with a property acquisition and raised $15.7 million by issuing additional shares (at an average cost of $26.40 per share) under its Dividend Reinvestment and Direct Stock Purchase Plan ("DRIP"). The Company repurchased $30.1 million of common shares and OP Units in the open market and private transactions at an average price of $27.28 through its Stock Repurchase Program.

The Company has been exploring alternatives to reduce the level of participation in the DRIP due to the fact that the stock has recently been trading consistently below the Company's estimate of net asset value. As a result, effective April 1, 2001, the Company reduced the discount from 3% to 2% on both optional cash purchases and dividends reinvested under the DRIP. In addition, the amount that can be invested through optional cash purchases, without prior permission from the Company, has been reduced from $5,000 to $1,000 per month. The initial results have been favorable as the level of optional cash purchases during April, 2001 was reduced from an average of about $4 million per month to approximately $400,000.

During the quarter, the Company closed on a $28 million, non-recourse mortgage refinancing provided by Fannie Mae through Prudential Multifamily Mortgage with interest fixed at a rate of 6.875% for a term of ten years. The loans replace $14 million of existing financing having a weighted average rate of 7.67%. In April, two additional loans with a balance of $9.4 million and a weighted average interest rate of 8.66% were refinanced for $10.9 million, non-recourse, fixed rate of 6.88% for an average term of 10.5 years. The Company plans on taking advantage of this lower interest rate environment with additional refinancings contemplated for future quarters.

As of March 31, 2001, the Company's ratio of debt-to-total-market capitalization was 40.6%, with $18.5 million outstanding on its $100 million revolving credit facility and $3.8 million of unrestricted cash on hand. Mortgage debt of $844 million was outstanding, at fixed rates of interest averaging 7.4% and with staggered maturities averaging approximately 11 years. Interest coverage averaged 2.7 times during the quarter; and the fixed charge ratio, which includes preferred dividends, averaged 2.1 times. The coverage ratios were negatively affected by the seasonality experienced in first quarter operating expenses from unusually high natural gas prices for utilities during this past winter. The ratios are expected to rise in future quarters of 2001 as operating expenses will not be burdened by the high utility costs as we move into warmer months, in addition to our success in controlling future costs with natural gas fixed contracts.

The Company estimates its net asset value at March 31, 2001 to range from $30.00 to $32.75 per share (based on capitalizing the annualized and seasonally adjusted first quarter property net operating income between 9.0% and 9.5%, after a 4% growth factor and deducting a management fee equal to 3% of gross revenues).

Review and Outlook

The Company reconfirms its previous FFO guidance of $3.10 per share for 2001 ($0.78, $0.85, and $0.87 for each remaining quarter, respectively). At this point, we expect FFO growth per share for 2002 to be in the 8% to 10% range.

According to Norman Leenhouts, Chairman and Co-CEO, "We are pleased with our future outlook for the Company for several reasons. We have had an excellent response from the market for the purchase of properties selected for sale at prices well above our undepreciated historical cost. This is true even though the properties are located in markets having the least potential for future growth relative to our remaining portfolio."

"We have found ways to purchase much of the natural gas we will require through forward contracts, which will avoid the reason for the revised earnings guidance necessary last winter. Although we are not yet into our high turnover season, we now have substantial evidence that our residents will accept rent increases that reflect our higher operating costs plus, at least, an inflationary increase.

"These reasons for optimism bode well for future growth, and the response from potential buyers validates our unique strategy of acquiring and repositioning older properties in markets with substantial barriers to new development."

Conference Call

The Company will conduct a conference call and simultaneous webcast today at 11:00 AM Eastern Time to review the information reported in this release. To listen to the call, please dial 800-248-9412. A replay of the call will be available by dialing 800-633-8284 or 858-812-6440 and entering 17420044. Call replay will become available beginning at approximately 1:00 PM Eastern Time and continue until approximately Midnight on Friday, May 4. The prepared portion of the conference call presentation will be filed with the SEC on a Form 8-K.

The Company webcast will be available live through the "Investors" section of our web site, www.homeproperties.com, under the heading, "Financial Information", and archived by 2:30 PM. Please note that, to view the webcast, you may need to perform a five-minute Pre-event System Test, also available on our web site.

The Company produces supplemental information that provides details regarding property operations, other income, acquisitions, market geographic breakdown, debt, and net asset value. The supplemental information is available via the Company's web site or via facsimile upon request.

This press release contains forward-looking statements. Although the Company believes expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. Factors that may cause actual results to differ include general economic and local real estate conditions, the weather and other conditions that might affect operating expenses, the timely completion of repositioning activities within anticipated budgets, the actual pace of future acquisitions, and continued access to capital to fund growth.

Home Properties, the 10th largest apartment company in the United States, is a fully integrated, self-administered, and self-managed real estate investment trust ("REIT"). With operations in select Northeast, Midwest, and Mid-Atlantic markets, the Company owns, operates, acquires, rehabilitates, and develops apartment communities. Currently, Home Properties operates 315 communities containing 50,998 apartment units. Of these, 39,217 units in 148 communities are owned directly by the Company; 8,397 units are partially owned and managed by the Company as general partner, and 3,384 units are managed for other owners. The Company also manages one million square feet of commercial space. Home Properties' common stock is traded on the New York Stock Exchange under the symbol "HME" and on the Berlin Stock Exchange under the symbol "HMP GR". For more information, view Home Properties' web site at www.homeproperties.com.

Tables to follow.



 First Quarter Results        Avg. Economic
                              Occupancy        Q1 '01              Q1 '01 vs. Q1 '00
                             --------------    ------        ------------------------------
                                               Average
                                               Monthly        % Rental      % Rental
                                               Rent/             Rate         Revenue        % NOI
                            Q1 '01   Q1 '00    Occ Unit        Growth         Growth         Growth
                            ------   ------    ---------       --------      ----------      ------
Core Properties(a)          94.3%      93.8%     $746           6.2%           6.7%           0.5%

Acquisition Properties(b)   93.4%       NA       $846            NA             NA             NA
                            ----       ----      ----           ---            ---             ---

TOTAL PORTFOLIO             94.1%      93.8%     $760            NA             NA             NA


(a) Core Properties includes 125 properties with 33,657 apartment units owned throughout 2000 and 2001.

(b) Reflects 23 properties with 5,560 apartment units acquired subsequent to January 1, 2000.

                        HOME PROPERTIES OF NEW YORK, INC.
                  SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS
                (in thousands, except share and per share data - Unaudited)

                                                 Three Months Ended
                                                       March 31
                                                 2001          2000
                                                 ----          ----
Rental income ...............................   $ 83,759   $ 67,845
Other income - property related .............      2,968      2,293
Interest and dividend income ................      1,178      1,627
Other income ................................        310        599
                                                --------    --------
     Total revenues .........................     88,215     72,364
                                                --------    --------
Operating and maintenance ...................     41,103     30,955
General and administrative ..................      4,464      3,122
Interest ....................................     15,649     12,905
Depreciation and amortization ...............     15,035     11,740
                                                --------    --------
     Total expenses .........................     76,251     58,722
                                                --------    --------
Income before minority interest .............     11,964     13,642
Minority interest ...........................      3,132      5,160
                                                --------    --------
Net income ..................................      8,832      8,482
Preferred dividends .........................   (  4,497)    (1,928)
                                                --------    --------

Net income available to common shareholders .      4,335      6,554
Preferred dividends .........................      4,497      1,928
Depreciation - real property ................     14,885     11,622
Depreciation - real property, unconsolidated         104        143
Minority Interest ...........................      3,132      5,160
                                                --------    --------
FFO (1) .....................................   $ 26,953   $ 25,407
                                                ========    ========
Weighted average shares/units outstanding:
     Shares - basic .........................   21,818.6    19,828.7
     Shares - diluted .......................   21,882.3    19,946.0
     Shares/units -- basic(2) ...............   37,581.0    34,123.2
     Shares/units - diluted .................   39,311.4    37,586.7
Per share/unit:
     Net income - basic .....................   $    .20    $    .33
     Net income - diluted ...................   $    .20    $    .33
     FFO - basic(3) .........................   $    .60    $    .69
     FFO - diluted(4) .......................   $    .60    $    .68

(1) FFO has been calculated in conformance with NAREIT guidelines and is defined as net income (calculated in accordance with generally accepted accounting principles) excluding gains or losses from sales of property, minority interest and extraordinary items plus depreciation from real property.

(2) Basic includes common stock outstanding plus operating partnership units in Home Properties of New York, L.P., which can be converted into shares of common stock. Diluted includes additional common stock equivalents and Series A (in 2001) and Series A and B (in 2000) convertible cumulative preferred stock, which can be converted into shares of common stock.

(3) FFO as computed for basic is gross FFO of $26,953 and $25,407 in 2001 and 2000, respectively, less preferred dividends of $4,497 and $1,928 in 2001 and 2000, respectively.

(4) FFO as computed for diluted is basic FFO of $22,456 and $23,479 in 2001 and 2000, respectively, plus the Series A convertible cumulative preferred dividend of $950 in 2001 and Series A and B preferred dividends of $1,928 in 2000. Series B - E convertible cumulative preferred stock is anti-dilutive during the first quarter of 2001.

                        HOME PROPERTIES OF NEW YORK, INC.
                       SUMMARY CONSOLIDATED BALANCE SHEETS
           (in thousands, except share and per share data - Unaudited)

                                                March 31, 2001 December 31, 2000
                                                -------------- -----------------

Real estate ......................................   $ 1,925,570    $ 1,895,269
Accumulated depreciation .........................      (168,082)      (153,324)
                                                     -----------    -----------
Real estate, net .................................     1,757,488      1,741,945
Cash and cash equivalents ........................         3,794         10,449
Cash in escrows ..................................        38,195         36,676
Accounts receivable ..............................        10,867         11,510
Prepaid expenses .................................        14,256         13,505
Deposits .........................................           783            877
Investment in and advances to affiliates .........        45,473         45,048
Deferred charges .................................         3,924          3,825
Other assets .....................................         7,769          8,053
                                                     -----------    -----------
Total Assets .....................................   $ 1,882,549    $ 1,871,888
                                                     ===========    ===========
Mortgage notes payable ...........................   $   844,324    $   832,783
Line of credit ...................................        18,500           --
Other liabilities ................................        49,708         49,300
                                                     -----------    -----------

Total liabilities ................................       912,532        882,083

Minority interest ................................       324,053        371,544
Series B convertible preferred stock .............        48,733         48,733
Stockholders' equity .............................       597,231        569,528
                                                     -----------    -----------

Total liabilities and stockholders' equity .......   $ 1,882,549    $ 1,871,888
                                                     ===========    ===========

Total shares/units outstanding:

Common stock .....................................      21,726.5       21,565.7
Operating partnership units ......................      15,481.3       15,854.5
Series A convertible cumulative preferred stock* .       1,666.7        1,666.7
Series B convertible cumulative preferred stock* .       1,679.5        1,679.5
Series C convertible cumulative preferred stock* .       1,983.5        1,983.5
Series D convertible cumulative preferred stock* .         833.3          833.3
Series E convertible cumulative preferred stock* .         949.4          949.4
                                                     -----------    -----------
                                                        44,320.2       44,532.6

*Potential common shares

                                                        # # #

For further information:

David Gardner, Senior Vice President and Chief Financial Officer, (716) 246-4113 Norman Leenhouts, Chairman and Co-CEO, (716) 246-4109